UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 16, 2012

TEARLAB CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7360 Carroll Rd, Ste 200
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2012, the compensation committee, or the Committee, of the board of directors of TearLab Corporation, or the Company, approved the payment of previously announced milestone bonuses based on the receipt of CLIA waiver categorization for the TearLabTM Osmolarity System, or the CLIA Bonus, to certain members of the Company’s management team.

The CLIA Bonus will be paid in the form of restricted stock units, or RSUs, issued pursuant to the Company’s 2002 Stock Option Plan, as amended.  A total of 440,000 RSUs were approved, of which 80,000 will be issued to Elias Vamvakas, Chairman of the board of directors and Chief Executive Officer, and 40,000 will be issued to each of Bill Dumencu, Chief Financial Officer, Robert Walder, Vice President, Operations, and Stephen Zmina, Vice President, Manufacturing and Engineering.  The number of RSUs issued to each recipient will be reduced by an amount, based on the market price of the Company’s common stock, to cover withholding taxes applicable to each award.  Each RSU will be fully vested at the date of grant and the underlying shares of stock will be issued upon the first to occur of (i) termination of the recipient’s service to the Company; (ii) a change in control of the Company; (iii) the death of the recipient; (4) the disability of the recipient; or (5) September 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ William G. Dumencu
William G. Dumencu
Chief Financial Officer

Date:  September 19, 2012